EXHIBIT 3.1

AMENDMENTS

TO

AMENDED AND RESTATED BY-LAWS

The Amended and Restated By-Laws of GrafTech International Ltd., a Delaware corporation (the “Corporation”), adopted November 30, 2010 (the “By-Laws”), are hereby amended as of September 30, 2012, as follows:

1.           Article I, Section 7(c) of the By-Laws is hereby amended and restated so as to read as follows:

“(c)           Except as otherwise required by the Law or the Certificate of Incorporation, as otherwise provided in these By-Laws with respect to the election of directors, and as otherwise provided with respect to meetings consisting solely of holders of shares of Preferred Stock in the resolution or resolutions providing for the issuance of such shares, a matter submitted to a vote at a meeting of stockholders shall have been approved only if a quorum was present at the commencement of such meeting and (i) the holders of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote on such matter shall have voted to approve such matter or (ii) in the case of a vote on employee benefit or compensation plans or increase in the authorized number of shares of capital stock of the Corporation or a matter that is the subject of a non-binding or advisory vote, the holders of a majority of such shares voting on such matter shall have voted to approve such matter.”

2.           Article I, Section 8 of the By-Laws is hereby amended and restated so as to read as follows:

“Section 8.    Business Transacted.

(a)           No business shall be transacted at any meeting of stockholders unless it shall have been brought in accordance with this Section 8(a), and no business may be brought before a special meeting of stockholders unless it shall have been duly set forth in the notice of such special meeting.

Business may be brought (i) before a special meeting of stockholders only by or at the direction of the person or persons calling such meeting as permitted by the Certificate of Incorporation (which business shall be limited to the matters stated in the request or demand for the call of such meeting) or (ii) before an annual meeting of stockholders only (A) by or at the direction of the Board or any other person or persons who could call a special meeting of stockholders as permitted by the Certificate of Incorporation or (B) by a stockholder who is a stockholder of record at each of (x) the time at which notice is given to the Secretary that the stockholder proposes to bring such business before such annual meeting, (y) the record date for such annual meeting and (z) the time of such annual meeting, who is entitled to vote thereon at such annual meeting and who complies with the procedures set forth in this Section 8(a).

For business to be brought before an annual meeting of stockholders by a stockholder, such stockholder must have given timely notice of his intention to do so to the Secretary in writing and such proposal must be a proper matter for stockholder action. To be timely, such notice must have been given to the Secretary not earlier than the open of business on the one hundred thirty-fifth (135th) day and not later than the close of business on the one hundred fifth (105th) day prior to (i) the first anniversary of the preceding year’s annual meeting of stockholders or (ii) if the date of such annual meeting is more than thirty (30) days before or after such anniversary and (A) either public disclosure of such date shall have been given or made or such stockholder shall have been informed or learned of such date more than one hundred fifteen (115) days before such date, not earlier than the open of business on the one hundred thirty-fifth (135th) day and not later than the close of business on the one hundred fifth (105th) day prior to such meeting or (B) both public disclosure of such date shall not have been given or made and such stockholder shall not have been informed or learned of such date more than one hundred fifteen (115) days before such date, not earlier than the open of business on the one hundred thirty-fifth (135th) day prior to such anniversary and not later than the close of business on the tenth (10th) day following the date on which public disclosure of such date is given or made or such stockholder is informed or learns of such date.

Such notice must set forth as to each matter such stockholder proposes to bring before such annual meeting:

(i)            the business desired to be brought before such annual meeting and the reasons for conducting such business at such annual meeting (including the text of any resolution to be proposed and, if such business includes a proposal to amend these By-Laws or the Certificate of Incorporation, the text of the proposed amendment);

(ii)            the name and address, as they appear on the stock records of the Corporation, of such stockholder (and, if such stockholder is a Nominee (as defined below) of a beneficial owner for whom it is acting, such beneficial owner (such stockholder (other than a Nominee) and such beneficial owner being individually and collectively called the “proponent”)), and a written representation as to whether such proponent is acting on his own behalf or in whole or in part on behalf of any other person, whether as a nominee, agent, proxyholder, representative, advisor, fiduciary or otherwise;

(iii)            the classes and series, and the number of shares of each class and series, of capital stock of the Corporation that are owned beneficially, indirectly, directly or of record by such proponent or in which such proponent has a beneficial, direct, indirect or record pecuniary, voting or dispositive interest;

(iv)    the name and address of each of such proponent’s related parties and the classes and series, and the number of shares of each class and series, of capital stock of the Corporation that are owned beneficially, indirectly, directly or of record by each of such related parties or in which any of them has a beneficial, direct, indirect or record pecuniary, voting or dispositive interest (in each case, identifying their respective ownership or other participation);

(v)     all proxies, contracts, arrangements, understandings and relationships pursuant to which (A) such proponent or any of such related parties has or expects to have a right to vote any shares of any class or series of capital stock of the Corporation or (B) such proponent or any of such related parties is acting on behalf of another person, whether as a nominee, agent, proxyholder, representative, advisor, fiduciary or otherwise;

(vi)            a written representation as to whether such proponent or any of such related parties intends (or is part of a group that intends) to (A) deliver a proxy statement or form of proxy to one or more stockholders relating to such business or (B) solicit proxies in respect of such business or other business known or expected to be transacted at such meeting or in opposition to any business known or expected to be transacted at such meeting;

(vii)          all Derivative Instruments (as defined below) and Short Interests (as defined below) that are owned beneficially, indirectly, directly or of record by such proponent and each of such related parties or in which any of them has a beneficial, direct, indirect or record pecuniary, voting or dispositive interest (in each case, identifying their respective ownership or other participation);

(viii)         all rights to dividends or distributions on shares of any class or series of capital stock of the Corporation (that are separated or separable from the underlying shares) that are owned beneficially, indirectly, directly or of record by such proponent and each of such related parties or in which any of them has a beneficial, direct, indirect or record pecuniary, voting or dispositive interest (in each case, identifying their respective ownership or other participation);

(ix)    all performance-related fees (other than an asset-based fee) that such proponent or any of such related parties is or may be entitled to receive or earn based on any change in the value, or the voting or results of voting, of shares of any class or series of capital stock of the Corporation, any Derivative Instrument or any Short Interest (in each case, identifying their respective interest or other participation);

(x)             all material direct or indirect interests of such proponent and each of such related parties in such business (in each case, identifying their respective interest or other participation);

(xi)            all adverse interests (including claims and proceedings) involving such proponent and each of such related parties in relation to the Corporation or its principal business or businesses, including all interests of such proponent and each of such related parties in any principal competitor of the Corporation (including ownership (including equity, Derivative Instrument and Short Interest ownership), debtholder and material commercial interests) within the three years prior to the date of such notice or that are existing, expected or proposed;

(xii)           the name and address of any other stockholder or other person supporting or expected to support such business;

(xviii)        a written representation by such proponent that such proponent intends to appear in person or by proxy at such meeting to bring such business before such meeting and a written consent by such proponent and each of such related parties to public disclosure of information provided pursuant to this Section 8(a); and

(xiv)          all other information relating to such business, such proponent and each of such related parties that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies relating to such business pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Such notice shall be deemed to have not been timely given if, at any time after it is first given, the information set forth therein ceases to be accurate or complete in any material respect unless such proponent shall have given a subsequent notice to the Secretary in writing correcting such inaccurate or incomplete information within three (3) business days after any such information shall have become inaccurate or incomplete in any material respect (and, in any event, not less than five (5) business days prior to such meeting or any adjournment or postponement thereof).

The chairperson of such meeting shall determine whether any business to be brought before such meeting will be properly so brought in accordance with this Section 8(a) and, if he should determine that such business will not be properly so brought, he shall so declare at such meeting and such business shall not be transacted at such meeting.  If such proponent does not appear in person or by proxy at such meeting to bring business before such meeting, such business proposed by such proponent need not be submitted at such meeting.

(b)           No individual shall be eligible for election as a director at any meeting of stockholders unless he shall have been nominated in accordance with this Section 8(b) and a proposal to elect one or more directors at such meeting shall have been duly set forth in the notice of such meeting.

Nominations of individuals for election as directors may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board, a nominating committee of the Board or any other person or persons who could call a special meeting of stockholders as permitted by the Certificate of Incorporation or (ii) by a stockholder who is a stockholder of record at each of (x) the time at which notice is given to the Secretary that the stockholder proposes to make such nomination at such meeting, (y) the record date for such meeting and (z) the time of such meeting, who is entitled to vote for the election of directors at such meeting and who complies with the procedures set forth in this Section 8(b).

For nominations to be made at a meeting of stockholders by a stockholder, such stockholder must have given timely notice of his intention to do so to the Secretary in writing.  To be timely in connection with an annual meeting of stockholders, such notice must have been given to the Secretary not earlier than the open of business on the one hundred thirty-fifth (135th) day and not later than the close of business on the one hundred fifth (105th) day prior to (i) the first anniversary of the preceding year’s annual meeting of stockholders or (ii) if the date of such annual meeting is more than thirty (30) days before or after such anniversary and (A) either public disclosure of such date shall have been given or made or such stockholder shall have been informed or learned of such date more than one hundred fifteen (115) days before such date, not earlier than the open of business on the one hundred thirty-fifth (135th) day and not later than the close of business on the one hundred fifth (105th) day prior to such meeting or (B) both public disclosure of such date shall not have been given or made and such stockholder shall not have been informed or learned of such date more than one hundred fifteen (115) days before such date, not earlier than the open of business on the one hundred thirty-fifth (135th) day prior to such anniversary and not later than the close of business on the tenth (10th) day following the date on which public disclosure of such date is given or made or such stockholder is informed or learns of such date.  To be timely in connection with any other meeting of stockholders, such notice must have been delivered or mailed to, and received at, the principal executive office of the Corporation (i) not earlier than the open of business on the one hundred thirty-fifth (135th) day and not later than the close of business on the one hundred fifth (105th) day prior to the date of such meeting, if either public disclosure of such date shall have been given or made or such stockholder shall have been informed or learned of such date on or more than one hundred thirty-five (135) days before such date, or (ii) not later than the close of business on the tenth (10th) day following the date on which public disclosure of the date of such meeting is given or made or such stockholder is informed or learns of such date, if both public disclosure of such date shall not have been given or made and such stockholder shall not have been informed or learned of such date more than one hundred thirty-five (135) days before the date of such meeting.

Such notice must set forth:

(i)            the name and address, as they appear on the stock records of the Corporation, of such stockholder (and, if such stockholder is a Nominee of a beneficial owner for whom it is acting, such beneficial owner (such stockholder (other than a Nominee) and such beneficial owner being individually and collectively called the “proponent”)), and a written representation as to whether such proponent is acting on his own or in whole or in part on behalf of any other person, whether as a nominee, agent, proxyholder, representative, advisor, fiduciary or otherwise;

(ii)           the information specified in clauses (iii), (iv), (v), (vii), (viii), (ix), (xi), (xii) and (xiv) of Section 8(a) in relation to such proponent and such proponent’s related parties (and, for this purpose, references therein to “such business” shall mean “such nomination”);

(iii)           a written representation as to whether such proponent or the individual whom such proponent proposes to nominate for election as a director, or any of their respective related parties, intends (or is part of a group that intends) to (A) deliver a proxy statement or form of proxy to one or more stockholders relating to such nomination or (B) solicit proxies in respect of the election of such individual or in opposition to the election of any other individual as a director;

(iv)          the name and address of any other stockholder or other person supporting or expected to support such nomination;

(v)           a written representation by such proponent that such proponent intends to appear in person or by proxy at such meeting to propose such nomination before such meeting and a written consent by such proponent and each of such related parties to public disclosure of information provided pursuant to this Section 8(b); and

(vi)          as to each individual whom such proponent proposes to nominate for election as a director:

(A)           the name, date of birth, business address and residential address of such individual;

(B)            each occupation (which includes each position, consulting or advisory arrangement, and other employment or engagement held or entered) of such individual for at least the ten years preceding the date of such notice and, if such occupation resulted in claims, proceedings or investigations involving such individual, any of his related parties or any of the persons who employed or engaged such individual, a description thereof;

(C)          a written representation as to whether such individual is acting on his own behalf or in whole or in part on behalf of any other person, whether as a nominee, agent, representative, advisor, fiduciary or otherwise, and all direct or indirect interests, arrangements, relationships or understandings between or among such individual or any of his related parties, on the one hand, and such proponent and any of such proponent’s related parties, on the other hand (in each case, identifying their respective interest);

(D)          the information specified in clauses (iii), (iv), (v), (vii), (viii), (ix) and (xiv) of Section 8(a) in relation to such individual and such individual’s related parties;

(E)           a written representation of such individual that such individual is not a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person (1) as to how such individual, if elected as a director, will or will not act or vote on any matter or as to any matter such individual will or will not propose or support or (2) that could limit or interfere with such individual’s ability to comply, if elected as a director, with his fiduciary duties, in each case, that has not been disclosed to the Corporation; and

(F)           a written questionnaire with respect to the background and qualifications of such individual in the form requested to be provided by the then current directors in connection with their nomination for re-election as such (which questionnaire shall be provided by the Secretary upon written request), a written consent to serve as a director, if elected as such, a written undertaking to comply with all corporate governance, conflict of interest, confidentiality, securities compliance, stock ownership and other policies and procedures of the Corporation, a written consent by such individual and each of such related parties to public disclosure of information provided pursuant to this Section 8(b) and a written statement as to whether such individual intends to appear at such meeting and answer questions presented to him.

In addition, the Corporation may require such individual to furnish such other information as the Corporation may deem necessary or appropriate to evaluate actual or potential compensation committee interlocks that could be required to be disclosed under the Exchange Act or interlocking directorate violations that could arise under the Clayton Act and determine the eligibility of such individual to meet the qualifications for a director set forth in the Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Nominating and Governance Committee Charter or other governing documents and serve as an independent director of the Board, the Compensation Committee and the Audit Committee.

Such notice shall be deemed to have not been timely given if, at any time after it is first given, the information set forth therein ceases to be accurate or complete in any material respect unless such proponent or individual, as the case may require, shall have given a subsequent notice to the Secretary in writing correcting such inaccurate or incomplete information within three (3) business days after any such information shall have become inaccurate or incomplete in any material respect (and, in any event, not less than five (5) business days prior to the meeting or any adjournment or postponement thereof).

The chairperson of such meeting shall determine whether any nomination to be made at such meeting will be properly so made in accordance with this Section 8(b) and, if he should determine that such nomination will not be properly so made, he shall so declare at such meeting and such nomination shall not be made at such meeting.  If such proponent does not appear in person or by proxy at such meeting to make such nomination before such meeting and such individual does not appear at the meeting to answer any questions that stockholders or directors may submit, such nomination by such proponent need not be submitted at such meeting.

(c)           For the purposes of this Section 8:

(i)           “affiliate,” “associate” and “group” shall include the meanings given to them under the Exchange Act and the word “including” shall in all cases be deemed to be followed by the phrase “without limitation”;

(ii)           a person shall be deemed to be “acting in concert” with another person if such person or any of such person’s affiliates or associates knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel with such other person, or toward a common goal, relating to the management, governance or control of the Corporation, when (A) each person is conscious of the other person’s or persons’ conduct or intent and this awareness is an element in their decision-making process and (B) at least one additional factor suggests that persons intend to act in concert or in parallel, which factor may include attending meetings, conducting discussions or making or soliciting invitations to act in parallel; and a person who is acting in concert with another person shall also be deemed to be acting in concert with any third party who is also acting in concert with such other person;

(iii)           a “Derivative Instrument” shall include an option, warrant, convertible or exchangeable security or any other security, instrument or right with an exercise, exchange, conversion, settlement, payment or other trade, gain or loss mechanism determined in whole or in part in reference to a price related to any shares of any class or series of capital stock of the Corporation or with a value derived in whole or in part from the value of, or the voting or results of voting of, any shares of any class or series of capital stock of the Corporation, regardless of whether subject to settlement in such underlying shares, cash or otherwise, and all other direct or indirect opportunities to profit or share in any profit derived from any change in the value of, or from any voting or results of voting of, any shares of any class or series of capital stock of the Corporation;

(iv)           “Nominee” means Cede & Co. or another nominee for The Depository Trust Company (“DTC”) or a DTC participant;

(v)            references to a “person” shall include an individual, a partnership, a sole proprietorship, a company, a firm, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a union, a group acting in concert, a judicial authority, a governmental authority or any other entity or association of any kind;

(vi)           a person’s “related parties” shall include such person’s affiliates and associates, each group of which such person is a member, each member of each such group, each other person with whom such person is, expects to be or understands such person will be acting in concert and each member of such person’s immediate family;

(vii)          a person shall be deemed to have a “Short Interest” in shares of any class or series of capital stock of the Corporation if such person has, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, the opportunity to profit or share in any profit derived from any decrease in the value of such shares;

(viii)         without limiting any other manner in which a person may have or be deemed to have such a beneficial or indirect interest, a person shall be deemed to have a beneficial or indirect interest in any shares of any class or series of capital stock of the Corporation, Derivative Instruments or Short Interests owned or held, directly, beneficially or indirectly, by:  any of such person’s affiliates or associates; any person with whom such person is acting in concert; any trust of which such person is a trustee; any partnership of which such person is a general partner; any limited liability company of which such person is a manager, executive or material member; any corporation of which such person is a director, executive or material stockholder; any union of which such person is a trustee, director or executive; and any entity as to which such person is an investment advisor or performs executive management functions; and

(ix)            each disclosure or description of information required by this Section 8 shall include disclosure of all material information related thereto and the word “only” shall mean the exclusive means for presenting business or a nomination.”